Exhibit 99.1

2010 Annual Meeting of Shareholders

of Community Financial Shares, Inc.

Remarks by Scott W. Hamer

President and Chief Executive Officer

Much has occurred over the 12 months since we last met. In May of 2009 the financial crisis, which began in 2008, was coming to a head. We expressed cautious optimism at that time. Since then the real estate markets, as well as the local and national economy, have struggled to find solid footing. Real estate values, which have only recently shown signs of stabilizing, declined rapidly over the last 12 months. The decline in real estate values had a significant impact on the financial results of last year.

As you will remember, just prior to last year’s annual meeting, we decided to participate in the government’s TARP program which supplied temporary capital to qualifying banks to help strengthen them during these unusual and trying financial times. TARP funds allowed us to grow our balance sheet and increase our earning assets by $23.6 million over the last 12 months. The income generated from this growth, combined with a significant reduction in interest expense, has helped to increase our net interest income by $782,000, or 9.5%, on an annual basis. Net interest income, the difference between what we earn on interest and the interest cost on our liabilities, is our major source of revenue and accounts for approximately 80% of our total income.

Masking this improvement in earnings has been the need for us to continue to put significant dollars aside for loan loss reserves. We contributed $2.2 million to reserves in 2008 and an additional $2.3 million in 2009. The primary need for these levels of reserves has been the substantial decline in real estate market values driven primarily by a lack of sales. As markets deteriorate, borrowers lose their jobs or companies experience significant declines in sales, their loans sometimes become delinquent and eventually may end up as non-performing in the event they cease to make payments altogether. We work diligently with each borrower to find opportunities to keep the loans current, including restructuring and payment reductions. Unfortunately, as hard as we try we are unable to help all of our borrowers weather the market downturn. As we work to resolve non-performing loans, we are aggressively writing down their collateral values to what can be considered today’s market value. This is a difficult process in that in some cases there really is no market, making it difficult to determine a real value. Nevertheless, by taking aggressive write downs we are better able to minimize future losses.

Our non-performing assets remain elevated at $16 million or 6.89% of total loans as of March 31, 2010. The increased level was somewhat anticipated as we saw weaknesses in some of our loans as economic conditions continued to deteriorate and the real estate market remained stressed. We have worked, and continue to work aggressively to reduce this number. While we are unable to predict the future, we feel that we have identified the current credit issues within our portfolio. In addition, we believe that our level of non-performing assets has begun to stabilize and with continued effort they should begin to trend downward over the course of 2010 with some carry over into 2011. Unfortunately, however, the outcome is uncertain as this is not an easy process and many aspects are beyond our control. In some cases we believe that it may be in our best interest to hold on to foreclosed property until such time that real estate values begin to show signs of improvement as opposed to selling them at unfavorable prices.

As a result of the financial crisis, we have experienced some unusual but temporary increases in our costs of doing business. Our FDIC premiums are projected to be $670,000 in 2010 compared to $861,000 in 2009 and $204,000 in 2008. We expect that this significant increase in the cost of FDIC insurance will continue until the industry and the real estate markets are well stabilized.

Both attorney’s fees and costs associated with foreclosed real estate will also impact profitability throughout 2010 as we continue to resolve our problem credits.

While problem credits continue to consume much of our attention, we believe that the improvement in our core earnings provides a solid foundation for returning to profitability. During the first quarter of 2010 we had a net profit of $166,000. Adjusting these earnings on a pre-reserve basis, we would have earned $406,000, an increase of $174,000, or 75%, over the same period last year and $59,000 above projections. The main driver of this improvement in earnings has been the increase in net interest income mentioned earlier. While core earnings show signs of improvement, the costs associated with resolving our credit issues continue to be unpredictable.

Related to the improvement in earnings, our mortgage department continues to provide a significant source of revenue. During 2009, $56 million in first mortgages were originated. These mortgages resulted in revenue which exceeded $1 million. This obviously represents a record year for mortgage income. While interest rates still remain low and our current pipeline of new business is promising, it will be a challenge to duplicate these results in 2010, particularly as requests to refinance drop off. Despite this, mortgage origination will continue to play a key role in our future profitability.

From a balance sheet perspective, we are pleased to state that our capital ratios remain sound. As of March 31, 2010, our Tier 1 capital ratio was 7.6% and our Risk-based capital ratio was at 11.7%. To be considered well-capitalized, capital must exceed 5.0% for Tier 1 and 10.0% for Risk based capital. Both of these ratios demonstrate a position of strength in today’s times.

The pressure on banks to maintain capital levels above and beyond that required to be well-capitalized continues to be an issue. However, we remain eager to lend and continue to see opportunity in our market. The additional capital requirements have hindered our ability to grow our balance sheet which, in turn, negatively impacts our ability to lend and ultimately our profitability. However, in the current economic environment loan demand remains weak and is not anticipated to improve significantly until the general economy shows improvement.

The combination of economic conditions and regulatory pressure has led us to view our short-term strategy in a different light. In response to these pressures, we are committed to conducting our business in a way that ensures that we continue to operate our bank in a safe and sound manner. This means, among other aspects, maintaining excess capital beyond the regulatory requirements and ensuring more than adequate liquidity. As was the case with our capital levels, we currently maintain a liquidity position that is more than adequate and exceeds our internal guidelines.

We touched earlier on the subject of capital. We have heard your comments and fully understand that the re-establishment of our quarterly dividend is important to our shareholder base. As has been previously communicated, the re-establishment of the quarterly dividend is, in part, dependent upon when we repay the TARP funds. Our ability to repay TARP is, in turn, dependent on earnings and our ability to raise capital. While holding TARP funds restricts us in some ways, it has provided us with an inexpensive source of capital in today’s market. We will continue to evaluate opportunities to improve our capital position to facilitate the implementation of our strategic plan as well as for repaying TARP when it makes economic sense.

To understand why our stock is trading at its current level, we must first understand how the investment community currently values bank stocks in general in today’s environment. Traditionally the value of a bank stock reflected its earnings, its future earnings prospects along with its franchise value and its prospects for growth. As the problems within the banking industry began to unfold there was a significant shift in how bank stocks have been valued. In today’s market, the relative measures of value are a bank’s capital strength along with the quality of its credit portfolio. Our current stock price, and the depressed prices of other community bank stocks, is reflective of both diminished earnings and industry credit issues discussed earlier.

What is required to improve the value of your investment is consistent earnings and a record of decreasing non-performing assets or, minimally, stabilization of current levels. We believe that we have a strong management team and a strategic plan that will create the most favorable short term environment possible to create additional value in your Community Financial Shares investment. We further believe that the foundation is being set to achieve both our short and long term strategic goals of growth and profitability.

We encourage you to continue to look at your investment in Community Financial Shares as a long term investment. We are committed to staying focused on the long term to look for ways to improve the value of our franchise.

We continue to maintain a strong network of banking facilities within our market and we are encouraged to report that Community Bank has grown to over $340 million in total assets as of March 31, 2010. This growth is primarily the result of an increase of $44.2 million or 17.4% in total deposits over that same period. What is more important is that most of this growth has come from core deposits, which are less expensive and less sensitive to changes in interest rates. While some of this growth can be attributed to a general concern for safety, initial indications are that a large portion of these deposits will remain. This growth in core deposits provides us with a solid foundation for continuing to build our franchise.

In summary, while it is still too early to make the statement that we are now beyond our performance issues and that an immediate turnaround is just ahead, we are seeing positive signs and are working to build on those. Credit quality will likely remain an issue for us during the remainder of this year and somewhat into 2011 as we continue to work diligently to resolve the issues affecting our profitability and shareholder value.

Your thoughts and comments are always welcome.

Thank you for taking the time to attend this important meeting. I’d be happy to answer any questions you may have.

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